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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF RUDNICK & WOLFE]

                                 ________, 1998


The Board of Trustees
Presidio Golf Trust
Building 106, Montgomery St.
P.O. Box 29355
San Francisco, California 94129

Dear Sirs:

  We have examined the registration statement filed with the Securities and Exchange Commission on May ____, 1998 (Registration Statement No. 333-______) and all amendments thereto filed on or before the date of this opinion for registration under the Securities Act of 1933, as amended (the "Act"), of 7,866,000 common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of Presidio Golf Trust (the "Company"), including 1,026,000 Common Shares which may be sold pursuant to the over-allotment option. We have examined pertinent corporate documents and records of the Company, including its Amended and Restated Declaration of Trust and its Bylaws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of Common Shares by the Company. We have also made such other examinations and reviewed such other opinions of counsel as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

  On the basis of the foregoing, we are of the opinion that the 7,866,000 Common Shares to be offered by the Company have been duly authorized, and, when issued and paid for on the basis referred to in the aforementioned registration statement, such Common Shares will be legally issued, fully paid and non-assessable.

  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we have relied upon the opinion, dated _______, 1998, of Ballard Spahr Andrews & Ingersoll, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Ballard Spahr Andrews & Ingersoll.

  We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          RUDNICK & WOLFE